EXHIBIT 99.1.2

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams	Tim Dirrim
	Chairman, President and CEO	Vice President/Marketing Communications
	Sky Financial Group, Inc.	Sky Financial Group, Inc.
	(419) 254-6182	(419) 327-6330

Sky Financial Group Names Gary Small to Lead Community Banking

March 7, 2006 – Bowling Green, Ohio – Sky Financial Group, Inc. (NASDAQ: SKYF) announced today that Gary Small has joined the company as the new corporate executive vice president for community banking.

Small will become a member of Sky’s executive management team, reporting directly to Marty Adams, chairman, president and CEO and will lead Sky’s focus of generating more revenue from its community banking units throughout the company. The regional presidents for Sky’s eight regions will report directly to Small who will have offices in Pepper Pike and Bowling Green, Ohio.

Small comes to Sky from National City Corporation where he served as executive vice president and business unit integration coordinator. Prior to that, he was EVP and branch network executive, leading one of National City’s branch franchises. In that role, he was responsible for over 200 locations and approximately 1,500 employees in the Chicago, Indianapolis and Northern Indiana markets.

“Gary has a significant background in leading financial initiatives in metro markets, which lends itself well to Sky’s current metro strategy,” stated Adams. “In addition, his knowledge of the Indianapolis market will be invaluable as we integrate Union Federal Bank into Sky as our ninth region,” he said.

Small received his Masters in Business Administration from the University of Indianapolis and earned his Bachelors of Science in Accounting from Indiana University.

About Sky Financial Group, Inc.

Sky Financial Group is a $15.7 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 40 largest publicly-held bank holding companies in the nation. The company operates over 290 financial centers and over 300 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

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